Exhibit 23.1

200 Sandpointe Avenue, Suite 560 Santa Ana, CA 92707 (949) 326-CPAS (2727) www.bkcpagroup.com

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Novusterra, Inc.

We consent to the inclusion in this Registration Statement of Novuseterra, Inc. on Amendment No. 2 to Form S-1 to be filed on or about July 30, 2021 of our report dated June 2, 2021, except for Note 3 which is dated July 15, 2021, on our audit of the financial statements of Novusterra, Inc. as of December 31, 2020, and for the period September 21, 2020 (date of formation) to December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Benjamin & Ko,

Santa Ana, CA
July 30, 2021